Cook Inlet Energy

October 28, 2010

Terry Peterson
State of Alaska
Division of Oil and Gas
550 West 7th Avenue, Suite 800
Anchorage, Alaska 99501-3560

Re: Acceptance of Terms for Extension of Susitna Basin Exploration License No. 2 (ADL 390078)

Dear Mr. Peterson,

I have signed the original Decision to indicate Cook Inlet Energy, LLC's (CIE) agreement to all the terms described and included in the Decision and Attachments. We are returning the original Decision document, including Attachments 1, 2 and 3. Attachment 3 has been completed, reflecting an Annual Bond requirement for the first year of the extension in the amount of $250,000.

Attachment 4, the Exploration License Performance Bond, is not enclosed as our chosen financial institution and Division of Oil and Gas (Division) staff are working to reach agreement on a form that serves the instant case – CIE's posting of a CD in the amount of $250,000 to meet its Performance Bond obligation. As you are aware, the Attachment 4 included with the original Decision was predicated on CIE's posting of a Surety Bond and was not applicable to the instant case.

We are returning the enclosed executed documents, without Attachment 4, in accordance with instructions from Division staff received via telephone earlier today. CIE and our financial institution will cooperate fully in indentifying and executing an appropriate Attachment 4, and any other necessary documents, to put in place the required bond.

601 W. 5th Avenue, Suite 310, Anchorage, AK 99501
(907) 334-6745 * (907) 334-6735 fax

Thank you for your assistance in this process.

Sincerely,

David Hall
Chief Executive Officer

Encl: Executed Decision, including Attachments 1 and 2
Executed Attachment 3

STATE OF ALASKA

DEPARTMENT OF NATURAL RESOURCES

DIVISION OF OIL AND GAS

SEAN PARNELL, GOVERNOR

550 WEST 7TH AVENUE, SUITE 800
ANCHORAGE, ALASKA 99501-3560
PHONE: (907) 269-8800
FAX: (907) 269-8938

CERTIFIED MAIL
7009 1410 0002 4109 0853
RETURN RECEIPT REQUESTED

September 30, 2010

RECEIVED
OCT 04 2010
COOK INLET ENERGY

DECISION

JR Wilcox, President	:	Oil and Gas Exploration License
Cook Inlet Energy, LLC	:	ADL 390078
P.O. Box 90834	:	
Anchorage, Alaska 99509	:	

SUSITNA BASIN EXPLORATION LICENSE NO. 2 EXTENDED

On October 23, 2003, the Department of Natural Resources, Division of Oil and Gas (division) issued Susitna Basin Exploration License No 2, ADL 390078, effective November 1, 2003, with a seven-year initial term, extendable at the Commissioner's discretion for three years beyond the initial term. The current licensee is Cook Inlet Energy, LLC (CIE) with 100% working interest.

On April 29, 2010, the division received CIE's three year extension request with terms for extending Exploration License ADL 390078. The division considered CIE's terms for extension in accordance with the exploration license term and conditions, state statutes and regulation, and on June 15, 2010, provided CIE with two options: lease conversion or license extension. CIE chose to extend the exploration license and provided the Division with a more detailed work commitment schedule that specified what work is to be completed in each extension year for a total additional work commitment expenditure of $750,000.00 and a work schedule with two optional work paths: Work Path 1 and 2. Both work paths provide for a review of existing seismic data and a determination if additional 3D seismic 3D is required. Work Path 1 provides for the additional 3D seismic program to be conducted and evaluated, and possible well locations to be identified. Work Path 2 assumes no additional 3D seismic is required, and moves directly to work associated with and implementation of drilling. (See Attachment 1.)

The original decision in granting the subject exploration license stated: "The commissioner may, in the commissioner's sole discretion, extend this license for up to three years beyond the initial term set in Paragraph 3 if: (1) the licensee has completed the work commitment stated in Schedule 2 prior to termination of the initial term of the license; (2) the licensee requests the extension at least one year prior to termination of the initial term of the license; (3) the licensee commits to an additional work commitment under terms approved by the commissioner; and (4) the licensee has an acreage relinquishment plan approved by the commissioner."

After careful review and consideration of the detailed information provided and the terms of my original decision granting the license, I find that: in regard to (1) above, the licensee has completed the work commitment stated in Schedule 2 prior to termination of the initial term of the license; in regard to (2) above, the licensee did not request the extension at least one year prior to termination of the initial term of the license, but was unable to do so due to the unique circumstances of ownership of the license; in regard to (3) above, the licensee has committed to an additional work commitment but the proposed terms are not approved; in regard to (4) above, the proposed licensee acreage relinquishment plan is not approved.

I will approve a modification of the terms of the proposed work schedules in regard to expenditure of the extension work commitment. (See Attachment 1.) The work schedules are modified to exclude the analysis of existing data collected during the initial term of the license from eligibility for credit against the extension work commitment. It is my intention that the extension work commitment is used for new work.

I will also approve a modification of the proposed acreage relinquishment plan as follows: at the end of each extension year, if the percentage of completion is less than one-third (33.33%) of the extension work commitment in dollars (i.e. $250,000), then CIE will identify a minimum of one-third of the total acreage (i.e. 157,142 acres) for relinquishment. (See Attachment 2.)

Finally, regarding conversion of the subject exploration license acreage to leases, per 11 AAC 82.978, such conversion is available "before the expiration of an oil and gas exploration license" and "after completion of all work commitment obligations." This includes the total of all work commitments for this license, whether made before or after the extension. Since the work commitment of the initial term has been fully expended, conversion of any acreage to leases is therefore an option that may be exercised following the expenditure of the $750,000 work commitment that accompanies the extension and prior to October 31, 2013.

With agreement and commitment to the terms as described above and in Attachments 1, 2, and 3, and submittal of the required bond (see Attachments 4 and 5), I approve the three year term extension for Susitna Basin Exploration License No. 2 with a new expiration date of October 31, 2013. The licensee will have the option as to Work Path 1 or 2 of Attachment 2, will notify the Division as to the company's work path, and shall provide the Division with all data obtained to date and during the extended period. Upon completion of the total of all work commitment obligations during the three year extension and before the expiration of ADL 390078, the licensee may request conversion of all or part of the license to oil and gas leases.

Please sign and return this document indicating agreement to the conditions and terms as described in this Decision and Attachments, execute the attached Schedule 2 and the two enclosed Exploration License Performance Bond Forms and returned all of the original documents for approval by the Division. Please submit the required documents to the attention of Terry Peterson. Should you have any questions, he may be reached at terry.peterson@alaska.gov or (907) 269-8816.

A person affected by this decision my appeal it, in accordance with 11 AAC 02. Any appeal must be received within 20 calendar days after the date of "issuance" of this decision, as defined in

11 AAC 02.040(c) and (d), and may be mailed or delivered to Tomas E. Irwin, Commissioner, Department of Natural Resources, 550 W. 7th Avenue, Suite 1400, Anchorage, Alaska 99501; faxed to (907) 269-8918; or sent by electronic mail to dnr.appeals@alaska.gov. This decision takes effect immediately. If no appeal is filed by the appeal deadline, this decision becomes a final administrative order and decision of the department on the 31st day after issuance. An eligible person must first appeal this decision in accordance with 11 AAC 02 before appealing this decision to Superior Court. A copy of 11 AAC 02 may be obtained from any regional information office of the Department of Natural Resources.

Sincerely

Kevin R. Banks
Kevin R. Banks,
Director

Encl: Attachment 1: Potential Work Schedules
Attachment 2: Acreage Relinquishment Schedule
Attachment 3: Annual Bonding Calculation
Attachment 4: Bond Form DOG-NBBND-01 (2 copies)

I agree to all terms described and included in this Decision and Attachments:

David Hall 10-28-2010

~~J.R. Wilcox, President~~ David Hall, CEO
Cook Inlet Energy, LLC

Attachment 1: POTENTIAL WORK SCHEDULES: ADL 390078

Timeframe	Path 1	Path 2
11/1/2010 Through 10/31/2011	1) Post bond of $250,000 2) Determine if additional seismic (3D) is required. 3) Identify area of additional seismic (3D) to confirm prospects and determine well locations 4) Prepare AFE for seismic contract (3D), identify contractor and begin permitting	1) Post bond of $250,000 2) Determine if additional seismic (3D) is required 3) Identify a well location for at least one specific prospect 4) Prepare AFE for the drilling of the planned well
11/1/2011 Through 10/31/2012	1) Post required bond 2) Finalize contracts and permits 3) Conduct seismic program as contracted and permitted 4) Provide data to DO&G and begin evaluating data	1) Post required bond 2) Secure rig contract and begin permitting of well 3) Secure access to drillsite 4) Secure drilling Title Opinion 5) Prepare access improvements as required
11/1/2012 Through 10/31/2013	1) Post required bond (if any) 2) Continue evaluation of new seismic 3) Identify well locations for each confirmed prospect 4) Secure drilling Title Opinion 5) Prepare AFE(s) for drilling program based upon newly acquired seismic.	1) Post required bond (if any) 2) Mobilize rig to well location 3) Spud wll and drill to desired target depth 4) Test formations as indicated 5) P&A, suspend or complete the well

Note: This schedule describes possible work paths in Cook Inlet Energy's (CIE) exploration plans to meet its Work Commitment. The initial exploration program will be determined based on existing seismic and other data, and is subject to continuous review and evaluation, and adjustment as necessary. CIE's only commitment is for the expenditure of $750,000 in "direct exploration expenditures" as defined in AS 38.05.132 (f)(1).

Attachment 2: ACREAGE RELINQUISHMENT SCHEDULE

ADL 390078

This relinquishment schedule reflects modifications, requested by the Division of Oil and Gas, to the Relinquishment Schedule proposed by Cook Inlet Energy, LLC (CIE) on August 20, 2010.

October 31, 2011:

CIE will deliver a description of the actual work completed, total cumulative direct exploration expenditure, and the percentage of the extension Work Commitment completed. If the percentage of completion is less than one-third (33.33%) of the extension Work Commitment in dollars (i.e., $250,000), then CIE will identify a minimum of 157,142 acres for immediate relinquishment, consistent with 11 AAC 82.954.

October 31, 2012:

CIE will deliver a description of the actual work completed, total cumulative direct exploration expenditure, and the percentage of the extension Work Commitment completed. If the percentage of completion is less than two-thirds (66.67%) of the extension Work Commitment in dollars (i.e., $500,000), then CIE will identify a minimum of 157,142 acres for immediate relinquishment, consistent with 11 AAC 82.954.

October 31, 2013:

CIE will deliver a description of the actual work completed, total cumulative direct exploration expenditure, and the percentage of the extension Work Commitment completed. If 100% of the extension Work Commitment has been expended, conversion of license lands to lease under the terms of ADL 390078 and 11 AAC 82.978 is available to CIE through expiration of the license term. The license will expire at 11:59 p.m. on October 31, 2013.

Attachment 3

Susitna Basin Exploration License No. 2, ADL 390078

SCHEDULE 2

Annual Bonding Calculation

(This schedule must be updated and submitted annually to the Division of Oil and Gas)

1. Work Commitment in dollars			$ 750,000
2.	*less*	Cumulative Expenses to date	$ 750,000
3.	divided by	Years Remaining in License Term	3
4.	*equals*	November 1, 2010 thru October 31, 2011 Bond Amount	$ 250,000